UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2022

South Plains Financial, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-38895	75-2453320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5219 City Bank Parkway Lubbock, Texas	79407
(Address of principal executive offices)	(Zip Code)

(806) 792-7101
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	SPFI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 30, 2022, the Board of Directors (the “Board”) of South Plains Financial, Inc. (the “Company”) adopted resolutions to terminate the Company’s Employee Stock Ownership Plan (the “Plan”) effective as of December 31, 2022. The Board determined that it was in the best interests of the Company and its employees to terminate the Plan for a number of business reasons, including that the Plan no longer served its intended purpose from when the Plan became effective on January 1, 1994, and the costs of administering the Plan now outweigh the benefits experienced by the Company.

Upon termination of the Plan, all Plan participants became fully vested in their Plan benefits without regard to whether they were fully vested in such benefits as of the effective date of the Plan termination.  Following the completion of the final accounting and allocation of Plan assets, the Plan administrator will send applicable distribution forms to all Plan participants and beneficiaries. As a result of the Plan termination, all Plan assets will be distributed to the Plan participants in a lump sum distribution of cash and Company stock, without consideration as to whether the participant consents to such distribution. However, in the event that a Plan participant’s account exceeds $1,000 and the participant fails to consent to the distribution, the participant’s account balance will be distributed to an individual retirement account for the participant’s benefit.  Furthermore, if a Plan participant’s account balance is $10,000 or less and the participant elects to receive a cash distribution, then such account balance will be distributed to the Plan participant in a lump sum cash payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH PLAINS FINANCIAL, INC.

Dated: January 6, 2023	By:	/s/ Steven B. Crockett
Steven B. Crockett
Chief Financial Officer and Treasurer